EXHIBIT 10.1

May 12, 2009

Knut Kjaer

Stjerneveien 11

0779 Oslo

Norway

Dear Knut:

On behalf of RiskMetrics Group (RMG), I am pleased to confirm the following offer of employment to you:

Position:  President.  In this position, you will report to Ethan Berman, CEO, and you will be based in our offices in New York City.

Employment Date:  May 1, 2009.  Employment is contingent on receiving verification of a satisfactory background check and obtaining all required visas and/or authorizations for your work in the United States.

Base Compensation:  You will be compensated at an annual rate of US$400,000.00 or semi-monthly (per pay period) rate of U.S.$16,666.67, less applicable taxes.

Bonus:   Subject to meeting mutually agreed upon goals and objectives, you will be eligible for an annual performance bonus.  Initially, your target performance bonus will be 2x your annual base salary and it is expected that any bonus, if earned, will be paid approximately 50% in cash and the other 50% in the form of equity.  Performance bonuses are paid out in the first quarter of each year, for work performed in the previous year. You are eligible to make 20 percent more than 2x your annual base salary if you exceed targets by 20 percent or more.

Equity Grant:  You will receive an option to acquire 400,000 shares of RMG common stock.  The per share exercise price for the option will be the fair market value of the stock on the date of grant (and the option will be granted on the 2nd NYSE trading day following RMG’s first public release of earnings after you begin working for RMG). The options will vest over four years, 25% each year.  If, within your first two years of employment, there is a change of control, a change of CEO or RMG terminates your employment for any reason other than cause, then the first 50% of this option grant (meaning the portion covering 200,000 shares) will be automatically vested.  For purposes of the prior sentence, (a) “change of control” shall mean, (i) a dissolution or liquidation of RMG, (ii) a sale of all or substantially all of RMG’s assets, (iii) a merger or consolidation involving RMG in which RMG is not the surviving corporation or (iv) a merger or consolidation involving RMG in which RMG is the surviving corporation but the holders of shares of RMG common stock receive securities of another corporation and/or other property, including cash; and (b) “cause” shall have the meaning given to it in Section 1.6(f)(i & ii) of RMG’s 2007 Omnibus Incentive Compensation Plan (the “Plan”).  For clarity, any notice of breach(es) under Section 1.6(f)(i)(B)(1) of the Plan must be in writing.

Change of Control:  If, within your first two years of employment, there is a change of control (as defined in the prior section) or a change of CEO and your employment with RMG is terminated during that two year period either by you or RMG (other than by RMG for cause), then you will be paid the remainder of your base salary otherwise due and payable from the date of termination through April 30, 2011.  Such amount will be paid in a lump sum payment within thirty (30) days of the date of termination.

Relocation:  In consideration of your move to New York for this position, RMG will reimburse you for up to US$100,000.00 in relocation expenses.

GCapm:  RMG acknowledges your involvement with GCapm, a company that has developed concepts for asset management that may have significant economic value.  While you shall be permitted to continue to oversee your interest in GCapm, in doing so you shall take all reasonable steps to avoid any conflict (or potential conflict) of interest between the business of GCapm and that of RMG and its clients.  In the event that you plan to sell GCapm and/or its concepts/assets, you shall provide RMG with a preferential right to review and consider the acquisition of GCapm or its concepts/assets.

Other Commitments:  While you are required to devote your full business time and attention to RMG in the role of President, it is acknowledged and agreed that you shall be permitted to continue with those of your current commitments as outlined on Appendix 1 to this letter.  You agree to (a) disclose to the RMG Board all amounts received by you with respect to your outside commitments; (b) take all reasonable steps to avoid any conflict (or potential conflict) of interest between your outside commitments and that of RMG and its clients and (c) not take on any additional outside commitments without first receiving the prior approval of RMG’s Board.

Benefits:  Based upon a May 1, 2009 start date, you will be eligible to immediately participate in our comprehensive health benefits program, which includes medical and dental insurance. Please refer to our summary of benefits packet for a comprehensive description of all Company benefits

Other

Benefits:  s a full-time employee, you will be eligible for paid time off (PTO) allowance. The annual PTO is 20 days per calendar year.  Based upon a May 1, 2009 start date you will be eligible for 14 PTO days for the remainder of 2009.  In addition, you will be eligible for all remaining Company designated holidays for this year. You will be eligible to participate in our 401(k) Savings plan on the first day of the month following your start date.

IMPORTANT:  You acknowledge that by accepting this position you will not violate the terms of any agreement applicable to you, and that you will not utilize or make available to us any confidential or proprietary information of any third party or violate any obligation with respect to such information.

All employees are required to sign RMG’s Regulatory Code of Ethics.  A copy is attached; please read this document carefully. Your offer of employment is contingent upon signing this document and continued employment is subject to all of its terms and conditions.  While I have every expectation that you will have a successful career with us, I must remind you that your employment with RMG is on an “at will” basis, which means that either of us may choose to terminate your employment at any time, with or without cause.

Accordingly, nothing in this offer letter should be construed as creating a contract on employment for a specified term.

Government regulations require us to make all offers of employment contingent upon your ability to provide proof of your identity and legal certification to work in the United States.  We will work with you to help obtain this certification.

This letter agreement is made and entered into in the State of New York, USA and shall in all respects be interpreted, enforced, and governed under the laws of the State of New York.

If you find our offer to be acceptable, please sign this letter below and return it and all other enclosed forms to me.

We are excited about the many ways you will contribute to the challenges ahead of us as well as providing you with a rewarding career path.  I look forward to your accepting this offer, and in the meantime, if you have any questions, please do not hesitate to contact me.

Sincerely,

Ethan Berman, Chief Executive Officer

RiskMetrics Group

The undersigned accepts the above employment offer and agrees that it contains the terms of employment with RiskMetrics Group, that the employment offered is “at will” as described above and that this offer supersedes any and all prior understandings, offers or agreements, whether oral or written, and that there are no other terms express, or implied.

Accepted:

Knut Kjaer

Date:

Appendix 1 to Knut Kjaer Letter

Outside Commitments

1.  Member of the investment committee of the Dutch pension fund ABP/APG. (5 – 6 meetings per year, one in New York, the other in Amsterdam).

2.  Executive Advisor to FSN Capital Partners (Nordic private equity company, 4 – 8 meetings per year in Oslo and Stockholm, but you will attend only a few of them).

3.  Investment advisor to the Global Fund, a large vaccine fund managed by the World Bank (it is expected that you will participate only in telephone meetings).

4.  Board member of Stromstangen, the personal investment company to Kim Wahl (2 – 4 meetings annually when convenient for you).

5.  Member of international advisory board of China Investment Cooperation (annual meetings).

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned; thereunto duly authorized this 4th day of August, 2009.

RiskMetrics Group, Inc.

/s/ M. ETHAN BERMAN
M. Ethan Berman
Chief Executive Officer